Exhibit 4.2

BANKUNITED, INC.

as Company,
and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee
______________

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 17, 2015

to

INDENTURE

Dated as of November 17, 2015
______________

4.875% Senior Notes due 2025

i

FIRST SUPPLEMENTAL INDENTURE, dated as of November 17, 2015 (this “Supplemental Indenture”), between BankUnited, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
WHEREAS, the Company and the Trustee executed and delivered the base indenture, dated as of November 17, 2015 (the “Base Indenture”, as supplemented by this Supplemental Indenture, the “Indenture”), to provide for the issuance of the Company’s debt securities (the “Securities”), to be issued in one or more series;
WHEREAS, pursuant to the terms of the Base Indenture, the Company desires to provide for the establishment of a new series of its notes under the Base Indenture to be known as its “4.875% Senior Notes due 2025” (the “Senior Notes”), the form and substance and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture;
WHEREAS, the Board of Directors of the Company pursuant to resolutions duly adopted on October 26, 2015, have duly authorized the issuance of the Senior Notes and has authorized the proper officers of the Company to execute any and all appropriate documents necessary or appropriate to effect each such issuance;
WHEREAS, this Supplemental Indenture is being entered into pursuant to the provisions of Section 14.01 of the Base Indenture;
WHEREAS, the Company has requested and hereby requests that the Trustee execute and deliver this Supplemental Indenture; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, and to make the Senior Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid and legally binding obligations of the Company, have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects;
NOW THEREFORE, in consideration of the premises and the purchase and acceptance of the Senior Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Base Indenture, the forms and terms of the Senior Notes, the Company covenants and agrees, with the Trustee, as follows:

ARTICLE 1.
DEFINITIONS
Section 1.1.    Definition of Terms. Unless the context otherwise requires:
(a)    each term defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;
(b)    the singular includes the plural and vice versa; and
(c)    headings are for convenience of reference only and do not affect interpretation.
(d)    a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated.
(e)    The following terms have the meanings given to them in this Section 1.1(e):
(i)    “business day” means any Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York, New York or the place of payment with respect to the Senior Notes are authorized or required by law or executive order to close.
(ii)    "intermediate subsidiary" means a subsidiary (i) that is organized under the laws of the United States, any state or the District of Columbia, and (ii) of which all the shares of each class of voting stock issued and outstanding, and all securities convertible into, and options, warrants and rights to subscribe for or purchase shares of such voting stock, are owned directly by the Company or another intermediate subsidiary, free and clear of any security interest.
(iii)    "principal subsidiary bank" means any of the Company’s subsidiaries which (1)(A) is an institution which accepts deposits that the depositor has a legal right to withdraw on demand and engages in the business of making commercial loans or (B) is a trust company and (2) has total assets equal to 30% or more of the Company’s consolidated assets determined as of the date of the most recent audited financial statements of such entities.
(iv)    "subsidiary" means a person (defined as any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof) more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more of its other subsidiaries, or by the Company and one or more of its other subsidiaries (for the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency).

(v)    "voting stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of such person (irrespective of whether or not at the time stock of any other class or classes shall have contingent voting rights).
ARTICLE 2.
GENERAL TERMS AND CONDITIONS OF THE SENIOR NOTES
Section 2.1.    Designation and Principal Amount. There is hereby authorized and established a new series of Securities under the Base Indenture, designated as the “4.875% Senior Notes due 2025,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Senior Notes to be issued under this Supplemental Indenture shall be limited to $400,000,000. Any additional amounts of Senior Notes to be issued shall be set forth in a Company Order.
Section 2.2.    Maturity. The stated maturity of principal for the Senior Notes will be November 17, 2025.
Section 2.3.    Further Issues. The Company may from time to time, without the consent of the Holders of the Senior Notes, issue additional Senior Notes. Any such additional notes will have the same ranking, interest rate, Stated Maturity and other terms as the Senior Notes, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided, that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax purposes; provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. Any such additional notes, together with the series of Senior Notes herein provided for, will constitute a single series of Securities under the Indenture.
Section 2.4.    Form of Payment. Principal of, premium, if any, and interest on the Senior Notes shall be payable in U.S. dollars.
Section 2.5.    Global Securities. Upon the original issuance, the Senior Notes will be represented by one or more Global Securities. The Company will issue the Senior Notes in denominations of $2,000 and in integral multiples of $1,000 in excess thereof and will deposit the Global Securities with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and register the Global Securities in the name of DTC or its nominee.
Section 2.6.    Interest.
The Senior Notes will bear interest at an annual rate equal to 4.875%. Interest on the Senior Notes will be payable semi-annually in arrears on May 17 and November 17 of each year (each such date, an "Interest Payment Date"), beginning on May 17, 2016, to the persons in whose names the Senior Notes are registered at the close of business on the preceding May 3 and November 3 of each year. Interest on the Senior Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the Senior Notes will be the amount of interest accrued from, and including, November 17, 2015 or the most recent Interest Payment Date on which interest has been paid to, but excluding, the Interest Payment Date or the Stated Maturity, as the case may be.
If an Interest Payment Date, Redemption Date or the Stated Maturity falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the Senior Notes or such payment will accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.
Section 2.7.    Limitation on Disposition of Stock of Principal Subsidiary Bank.
So long as any of the Senior Notes are outstanding, neither the Company nor any of its subsidiaries will sell, grant a security interest in or otherwise dispose of any shares (or any securities convertible into, or options, warrants or rights to purchase, shares) of voting stock (other than directors' qualifying shares) of any principal subsidiary bank, except to the Company or any intermediate subsidiary. Neither the Company nor any intermediate subsidiary will permit any principal subsidiary bank to issue any shares (or securities convertible into, or options, warrants or rights to purchase, shares) of its voting stock (other than directors' qualifying shares), except to the Company or any intermediate subsidiary. The Company further will not permit any intermediate subsidiary that owns any shares (or any securities convertible into, or options, warrants or rights to purchase, shares) of voting stock of any principal subsidiary bank to cease to be an intermediate subsidiary.
The above covenant is subject to the Company’s rights in connection with a consolidation or merger of the Company with or into another person, or a sale, conveyance, transfer or lease of all or substantially all its assets. The covenant also does not apply if:

•
(a) the sale, grant of a security interest or other disposition is made for fair market value on the date thereof, as determined by the Board of Directors and evidenced by a Board Resolution, and (b) after giving effect to such disposition, the Company and any one or more of its intermediate subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the principal subsidiary bank, free and clear of any security interest; or

•	the sale, grant of a security interest or other disposition is made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction.
The above covenant also does not restrict the Company’s principal bank subsidiary from being consolidated with or merged into, or selling, conveying, transferring or leasing all or substantially all its assets to, another domestic banking institution, if after the merger, consolidation, sale, conveyance, transfer or lease (A) the Company and any one or more intermediate subsidiaries collectively own at least 80% of the voting stock of the resulting banking institution and (B) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default under the Indenture shall have occurred and be continuing.
Section 2.8.    Redemption. The Senior Notes are subject to redemption at the option of the Company as set forth in the form of Senior Notes attached hereto as Exhibit A.
Section 2.9.    Appointment of Agents. The Trustee will initially be the Security Registrar and Paying Agent for the Senior Notes.
ARTICLE 3.
FORM OF NOTES
Section 3.1.    Form of Senior Notes. The Senior Notes, and the Trustee’s Certificate of Authentication to be endorsed thereon, are to be substantially in the form set forth in Exhibit A hereto.
ARTICLE 4.
ORIGINAL ISSUE OF NOTES
Section 4.1.    Original Issue of Senior Notes. The Senior Notes may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon Company order, authenticate and deliver such Senior Notes as in such Company order provided.
ARTICLE 5.
MISCELLANEOUS
Section 5.1.    Ratification of Indenture. The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided that the provisions of this Supplemental Indenture apply solely with respect to the Senior Notes.
Section 5.2.    Trustee Not Responsible for Recitals. The recitals and statements herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
Section 5.3.    Governing Law. This Supplemental Indenture and each Senior Note shall be deemed to be contracts made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 5.4.    Separability. In case any provision in the Indenture or in the Senior Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 5.5.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

BANKUNITED, INC.,
as Company

By:	/s/ Leslie N. Lunak
Name:	Leslie N. Lunak
Title:	Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Richard Prokosch
Name:	Richard Prokosch
Title:	Vice President

[SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE]

EXHIBIT A
[FORM OF FACE OF SECURITY]
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP No. 06652KAA1
BANKUNITED, INC.
4.875% SENIOR NOTES DUE 2025
No.                                         $
As revised by the Schedule of Increases or Decreases in Global Security attached hereto
Interest. BankUnited, Inc. a Delaware corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of dollars ($ ), as revised by the Schedule of Increases or Decreases in Global Security attached hereto, on November 17, 2025 and to pay interest thereon from November 17, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 17 and November 17 in each year, commencing May 17, 2016 at the rate of 4.875% per annum, until the principal hereof is paid or made available for payment.
Method of Payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Record Date for such interest, which shall be May 3 and November 3 of each year, preceding the relevant Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice thereof having been given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, all as more fully provided in said Indenture. Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the Corporate Trust Office in U.S. Dollars.
Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Authentication. Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer.

BANKUNITED, INC.
By:
    Name:
    Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated:
U.S. BANK NATIONAL ASSOCIATION
as Trustee, certifies
that this is one of
the Securities referred
to in the Indenture.

By:
    Authorized Signatory

[FORM OF REVERSE OF SECURITY]
Indenture. This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 17, 2015, between BankUnited, Inc. (the “Company”) and U.S. Bank National Association, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by the First Supplemental Indenture, dated November 17, 2015 (as so supplemented, herein called the “Indenture”), between the Company and the Trustee, to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $ .
Optional Redemption. Prior to August 17, 2025 (three months prior to the Stated Maturity), the Company may redeem the Securities at its option in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (A) 100% of the principal amount of the Securities to be redeemed or (B) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed, not including any portion of such payments of interest accrued as of the date on which the Securities are to be redeemed, discounted to the date on which the Securities are to be redeemed on a semi-annual basis assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 40 basis points, plus, in each case, accrued but unpaid interest on the Securities to be redeemed to, but excluding, the Redemption Date.
In addition, on or after August 17, 2025 (three months prior to the Stated Maturity), the Company may redeem the Securities at the Company’s option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Securities being redeemed plus accrued but unpaid interest to, but excluding, the Redemption Date.
The Company will utilize the following procedures to calculate the adjusted treasury rate described in the previous paragraph. The Company will appoint J.P. Morgan Securities LLC or its successor, Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successor, and one or more other primary U.S. Government securities dealers in New York City as reference dealers, and the Company will appoint J.P. Morgan Securities LLC or its successor to act as the Company’s quotation agent. If either J.P. Morgan Securities LLC or its successor or Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successor is no longer a primary U.S. Government securities dealer, the Company will substitute another primary U.S. Government securities dealer in its place as a reference dealer.
The quotation agent will select a United States Treasury security which has a maturity comparable to the remaining maturity of the Securities that would be used, at the time of selection and in accordance with customary financial practice, to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the Securities. The reference dealers will provide the Company with the bid and asked prices for that comparable United States Treasury security as of 5:00 p.m. on the third business day preceding the Redemption Date. The Company will calculate the average of the bid and asked prices provided by each reference dealer after eliminating the highest and the lowest reference dealer quotations.
However, if the Company obtains fewer than four reference dealer quotations, it will calculate the average of all the reference dealer quotations and not eliminate any quotations. The Company call this average quotation the comparable treasury price. If the Company receives only one reference dealer quotation, it will use such quotation. The adjusted treasury rate will be the semi-annual equivalent yield to maturity of a security whose price is equal to the comparable treasury price, in each case expressed as a percentage of its principal amount.
The Company may redeem the Securities at any time on a Redemption Date of its choice. However, the Company must give the holders of such notes and the Trustee notice of the redemption not less than 30 days or more than 60 days before the Redemption Date. the Company will give the notice in the manner described in the Indenture. If the Company elects to redeem fewer than all the Securities, the Trustee will select the particular notes to be redeemed by lot, on a pro rata basis or by such other method that the Trustee deems fair and appropriate (and in the case of global notes, in accordance with the applicable procedures of DTC).
Defaults and Remedies. If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
Amendment, Modification and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
Restrictive Covenants. The Indenture does not limit unsecured debt of the Company or any of its Subsidiaries.
Denominations, Transfer and Exchange. The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and in integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of

Securities of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the Registrar accompanied by a written request for transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Persons Deemed Owners. Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
Miscellaneous. The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York.
All terms used in this Security and not defined herein shall have the meanings assigned to them in the Indenture.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of increase in Principal Amount of this Global Security	Amount of decrease in Principal Amount of this Global Security	Principal Amount of this Global Security following each decrease or increase	Signature of authorized signatory of Trustee